Exhibit 5.1
January 11, 2008
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about January 11, 2008 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 1,988,374 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance pursuant to Stand-Alone Restricted Stock Units and Stand Alone Stock Options. As your legal counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares pursuant to the Company’s Stand-Alone Restricted Stock Units and Stand Alone Stock Options.
     It is my opinion that the Shares will be, when issued and sold in the manner referred to in the form of Stand-Alone Restricted Stock Unit Agreement or form of Stand Alone Stock Option Agreement, as applicable, legally and validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Garrison R. Smith

Garrison R. Smith Associate General Counsel Nuance Communications, Inc